UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 10, 2008

Sino Shipping Holdings Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	0-9064	84-0789885
(State or Other Juris-	(Commission File No.)	(IRS Employer
diction of Incorporation)		Identification No.)

No. 950 Dalian Road
Hi-Shanghai 8th Building, 5th floor
Shanghai, China
(Address of principal executive offices)

86-21-5595-5927
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF
DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY
ARRANGEMENTS OF CERTAIN OFFICERS

(d)           On September 10, 2008, Dr. Shou-Hwa Hou (a.k.a. Dr. Alvin S.H. Hou) and Mr. Yi Li were appointed to our Board of Directors to serve until our next annual meeting of stockholders and until their respective successors have been duly elected and qualified. Our Board of Directors also established an Audit Committee and a Nominating and Governance Committee, the members of which are Dr. Hou, Mr. Li, Mr. Hai Lei, and Mr. Wenge Jiang.

                Dr. Hou has been the Vice Chairman of Y.T. China Star Development Corp. B.V, a commodity trading firm, since April 1997. Since April 2006, Dr. Hou has served as Vice Chairman of Chia Tai Investment (Europe) Corp. B.V, a commodity trading firm, and has been Vice Chairman (part-time) of Chinese Academics and Professionals, an academic association for overseas Chinese scholars from Belgium, Holland and Luxemburg. Since June 2006, he has served as Superintendent (part-time) of the Taiwan Business Association. Dr. Hou was a Managing Director of the Pan-Asia & Taiwan Merchandise Center from October 1974 to March 1997, served as General Counsel at the Taiwan Central Trading & Development Co., Ltd. from October 1989 to July 1991, and was General Counsel at the Taiwan China Investment & Development Co., Ltd. from August 1991 to March 1997. Dr. Hou earned a bachelor’s degree in public finance and taxation from National Chengchi University in 1962, a masters degree in economics from the College of Chinese Culture in 1965, and a doctor degree in International Economics from Brussels University in 1974.

                Since 2002, Mr. Li has been a project financing analyst at EUASIA Trade Management Singapore Company, a commodity trading company. From 1995 to 2000, Mr. Li served as the Chief Executive Officer of Singapore Joint Maritime Shipping, an ocean transport company, and from 1990 to 1994, he was in charge of oil trade and vessel chartering at Stinnes Interoil. Mr. Li graduated from Huabei University of Finance & Economics in 1979 and attended Dalian Maritime University from 1980 to 1982.

SIGNATURES

          Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 11, 2008	Sino Shipping Holdings Inc.

	By:	/s/ Xinyu Zhang
Xinyu Zhang, CEO